PZENA INVESTMENT MANAGEMENT, INC.
REPORTS RESULTS FOR THE FIRST QUARTER OF 2018

•	Assets under management remains strong at $37.7 billion.

•	Q1 2018 revenue increases 23 percent to $39.3 million from Q1 2017.

•	Q1 2018 GAAP diluted earnings per share increases 67 percent to $0.20 from Q1 2017.

•	Board declares a quarterly dividend of $0.03 per share.

•	Company announces $30 million increase in authorization under current stock and unit repurchase program.

NEW YORK, April 19, 2018 - Pzena Investment Management, Inc. (NYSE: PZN) reported the following U.S. Generally Accepted Accounting Principles (GAAP) basic and diluted net income and earnings per share for the three months ended March 31, 2018 and 2017 (in thousands, except per-share amounts):

	GAAP Basis
	For the Three Months Ended
	March 31,
	2018	2017
	(unaudited)

Basic Net Income	$3,523	$2,336
Basic Earnings Per Share	$0.20	$0.13

Diluted Net Income	$14,226	$8,704
Diluted Earnings Per Share	$0.20	$0.12

GAAP diluted net income and GAAP diluted earnings per share were $14.2 million and $0.20, respectively, for the three months ended March 31, 2018, and $8.7 million and $0.12, respectively, for the three months ended March 31, 2017.

In evaluating the results of operations, management also reviews non-GAAP measures of earnings, which are adjusted to exclude accounting items that add a measure of non-operational complexity which obscures the underlying performance of the business. For the three months ended March 31, 2018 and 2017, no adjustments were made to GAAP earnings, resulting in the same GAAP and non-GAAP measures of earnings. For the three months ended December 31, 2017, GAAP earnings were adjusted to exclude changes to the deferred tax asset and corresponding liability to the Company's selling and converting shareholders during the fourth quarter of 2017 and the impact of the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017. Management uses the non-GAAP measures to assess the strength of the underlying operations of the business. It believes the non-GAAP measures provide information to further analyze the Company's operations between periods and over time. Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Net income for diluted earnings per share generally assume all operating company membership units are converted into Company stock at the beginning of the reporting period, and the resulting change to Company net income associated with its increased interest in the operating company is taxed at the Company's effective tax rate, exclusive of the adjustments noted above and other adjustments. When this conversion results in an increase in earnings per share or a decrease in loss per share, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share for the reporting period.

In December 2017, the Company changed the classification of assets under management ("AUM") to better reflect the composition of its client base. The Company now groups its assets into three categories: Separately Managed Accounts, Sub-Advised Accounts, and Pzena Funds, which better illustrate the characteristics inherent in its client relationships. Historical data has been reclassified for all periods presented and did not impact reported totals of AUM.

Assets Under Management (unaudited) [1]
($ billions)
	For the Three Months Ended			For the Twelve Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2018	2017	2017	2018	2017

Separately Managed Accounts
Assets
Beginning of Period	$15.0	$14.3	$12.5	$13.0	$10.5
Inflows	0.4	0.3	0.5	1.3	2.0
Outflows	(0.6)	(0.5)	(0.7)	(1.6)	(2.0)
Net Flows	(0.2)	(0.2)	(0.2)	(0.3)	—
Market Appreciation/(Depreciation)	(0.2)	0.9	0.7	1.9	2.5
End of Period	$14.6	$15.0	$13.0	$14.6	$13.0

Sub-Advised Accounts
Assets
Beginning of Period Assets	$21.8	$19.7	$16.3	$17.6	$14.6
Inflows	0.6	1.3	0.9	3.2	2.6
Outflows	(0.7)	(0.7)	(0.4)	(2.0)	(3.1)
Net Flows	(0.1)	0.6	0.5	1.2	(0.5)
Market Appreciation/(Depreciation)	(0.4)	1.5	0.8	2.5	3.5
End of Period	$21.3	$21.8	$17.6	$21.3	$17.6

Pzena Funds
Assets
Beginning of Period Assets	$1.7	$1.4	$1.2	$1.4	$1.0
Inflows	0.1	0.3	0.1	0.5	0.3
Outflows	—	—	—	(0.3)	(0.2)
Net Flows	0.1	0.3	0.1	0.2	0.1
Market Appreciation/(Depreciation)	—	—	0.1	0.2	0.3
End of Period	$1.8	$1.7	$1.4	$1.8	$1.4

Total
Assets
Beginning of Period	$38.5	$35.4	$30.0	$32.0	$26.1
Inflows	1.1	1.9	1.5	5.0	4.9
Outflows	(1.3)	(1.2)	(1.1)	(3.9)	(5.3)
Net Flows	(0.2)	0.7	0.4	1.1	(0.4)
Market Appreciation/(Depreciation)	(0.6)	2.4	1.6	4.6	6.3
End of Period	$37.7	$38.5	$32.0	$37.7	$32.0

Financial Discussion

Revenue (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

Separately Managed Accounts	$20,082	$20,416	$17,640
Sub-Advised Accounts	16,451	15,565	12,233
Pzena Funds	2,719	2,928	2,171
Total	$39,252	$38,909	$32,044

Revenue was $39.3 million for the first quarter of 2018, an increase of 0.9% from $38.9 million for the fourth quarter of 2017 and 22.5% from $32.0 million for the first quarter of 2017.

Included in these amounts for the first quarter of 2018 were performance fees recognized of $0.9 million, a decrease from $1.5 million for the fourth quarter of 2017, and an increase from $0.3 million for the first quarter of 2017.

Average assets under management for the first quarter of 2018 were $38.8 billion, increasing 5.4% from $36.8 billion for the fourth quarter of 2017, and 24.0% from $31.3 billion for the first quarter of 2017. The increase from the fourth quarter of 2017 primarily reflects market appreciation during the first half of the first quarter of 2018. The increase from the first quarter of 2017 primarily reflects market appreciation and net inflows.

The weighted average fee rate was 0.405% for the first quarter of 2018, decreasing from 0.423% for the fourth quarter of 2017, and from 0.410% for the first quarter of 2017.

The weighted average fee rate for separately managed accounts was 0.534% for the first quarter of 2018, decreasing from 0.560% for the fourth quarter of 2017, and from 0.549% for the first quarter of 2017. The decrease from the fourth and first quarters of 2017 reflects a decrease in assets in our Focused Value strategies that generally carry higher fee rates. The decrease from the fourth quarter of 2017 also reflects a decrease in performance fees recognized during the first quarter of 2018.

The weighted average fee rate for sub-advised accounts was 0.300% for the first quarter of 2018, compared to 0.302% for the fourth quarter of 2017, and 0.286% for the first quarter of 2017.  The increase from the first quarter of 2017 reflects an increase in performance fees recognized.

The weighted average fee rate for Pzena funds was 0.599% for the first quarter of 2018, decreasing from 0.737% for the fourth quarter of 2017, and from 0.660% for the first quarter of 2017. The decrease from the fourth and first quarters of 2017 reflects the adoption of the new revenue recognition standard, which requires fund expense cap reimbursements to be presented net against revenue. The Company adopted the new revenue recognition standard as of January 1, 2018 using a modified retrospective approach, and thus prior periods have not been restated. Excluding the impact of the revenue recognition presentation change, the weighted average fee rate for Pzena funds was 0.660% for the first quarter of 2018. The decrease from the fourth quarter of 2017 also reflects a decrease in performance fees recognized.

Total operating expenses were $19.3 million for the first quarter of 2018, increasing from $18.0 million for the fourth quarter of 2017 and from $18.9 million for the first quarter of 2017. The increase in operating expenses from the fourth quarter of 2017 primarily reflects an increase in compensation and benefits expense, partially offset by a decrease in general and administrative costs during the first quarter of 2018. First quarter 2018 and 2017 compensation expenses include expenses associated with tax payments and the Company's employee profit sharing and savings plan, which generally do not recur during the year. The remainder of the increase from the fourth quarter of 2017 and from the first quarter of 2017 reflects an increase in compensation rates. The decrease in general and administrative costs from the fourth and first quarters of 2017 reflects the change in presentation of fund expense cap reimbursements associated with the adoption of the new revenue recognition standard, as well as fluctuations in other business activities.

Operating Expenses (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

Compensation and Benefits Expense	$16,174	$14,223	$15,622
General and Administrative Expense	3,155	3,752	3,325
Operating Expenses	$19,329	$17,975	$18,947

As of March 31, 2018, employee headcount was 105, compared to 105 at December 31, 2017 and 104 at March 31, 2017.

The operating margin was 50.8% for the first quarter of 2018, compared to 53.8% for the fourth quarter of 2017, and 40.9% for the first quarter of 2017.

Other (expense)/ income was an expense of approximately $0.1 million for the first quarter of 2018, income of $22.2 million for the fourth quarter of 2017, and income of $1.4 million for the first quarter of 2017. Other (expense)/ income for the fourth quarter of 2017 included $20.8 million of income associated with the enactment of the Tax Cuts and Jobs Act. In addition, other (expense)/ income includes a portion of (losses)/ gains and other investment income associated with the investments of outside interests, which are offset in net income attributable to non-controlling interests.

Excluding the impact of the Tax Cuts and Job Act in the fourth quarter of 2017 and the outside interests of the Company's investment partnerships, other (expense)/ income was an expense of approximately $0.1 million for the first quarter of 2018 and income of $1.1 million for both the fourth and first quarters of 2017. Other (expense)/ income primarily reflects the fluctuations in the (losses)/ gains and other investment income recognized by the Company on its direct investments, the majority of which are held to satisfy obligations under its deferred compensation plan, as well as those recognized by external investors on their investments in investment partnerships that the Company consolidates. Details of other (expense)/ income, as well as a reconciliation of the related GAAP and non-GAAP measures, are shown below:

Other (Expense)/ Income (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

Net Interest and Dividend Income	$98	$122	$101
(Losses)/ Gains and Other Investment Income	(163)	1,315	1,231
Impact of the Tax Cuts and Jobs Act on the Liability to Selling and Converting Shareholders[1]	—	20,819	—
Other Income/ (Expense)	15	(52)	23
GAAP Other (Expense)/ Income	(50)	22,204	1,355
Impact of the Tax Cuts and Jobs Act on the Liability to Selling and Converting Shareholders[1]	—	(20,819)	—
Outside Interests of Investment Partnerships[2]	(30)	(271)	(270)
Non-GAAP Other (Expense)/ Income, Net of Outside Interests	$(80)	$1,114	$1,085

[1] Reflects the change in the liability to the Company's selling and converting shareholders associated with the re-measurement of the deferred tax asset upon enactment of the Tax Cuts and Jobs Act in the fourth quarter of 2017.

[2] Represents the non-controlling interest allocation of the income of the Company's consolidated investment partnerships to its external investors.

The Company recognized income tax expenses of $2.2 million for the first quarter of 2018, $28.1 million for the fourth quarter of 2017, and $1.7 million for the first quarter of 2017. Income taxes for the fourth quarter of 2017 included $26.5 million in income tax expense resulting from the re-measurement of the deferred tax asset related to the Tax Cuts and Jobs Act enacted in the United States.

Excluding changes in the realizability and expected future tax benefits associated with the deferred tax asset recognized during the fourth quarter of 2017, the Company has recognized income tax expenses of $2.2 million, $2.6 million, and $1.7 million for the first quarter of 2018, and fourth and first quarters of 2017, respectively. The increase from the first quarter of 2017 reflects an increase in income before income taxes, partially offset by a decrease in the effective tax rate as a result of Tax Cuts and Jobs Act enacted in the fourth quarter of 2017. Details of the income tax expense, as well as a reconciliation of the related GAAP and non-GAAP measures, are shown below:

Income Tax Expense (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
GAAP Income Tax Expense	$2,207	$28,052	$1,726

Non-GAAP Corporate Income Tax Expense	$1,469	$1,775	$1,098
Non-GAAP Unincorporated and Other Business Tax Expense	738	815	628
Non-GAAP Income Tax Expense	2,207	2,590	1,726
Impact of Tax Cuts and Jobs Act[1]	—	26,468	—
Impact of Change in Historical 754 Step-Up Calculations[2]	—	(1,006)	—
GAAP Income Tax Expense	$2,207	$28,052	$1,726

[1] Reflects income tax expense resulting from the re-measurement of the deferred tax asset related to the Tax Cuts and Jobs Act enacted in the United States during the fourth quarter of 2017.
[2] Reflects the net impact of a change in the calculation of historical 754 step-ups and related deferred tax asset and corresponding liability to selling and converting shareholders recognized during the fourth quarter of 2017.

Details of the net income attributable to non-controlling interests of the Company's operating company and consolidated subsidiaries are shown below:

GAAP Non-Controlling Interests (unaudited)
($ thousands)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

Operating Company Allocation	$14,113	$15,861	$10,120
Outside Interests of Investment Partnerships[1]	30	271	270
GAAP Net Income Attributable to Non-Controlling Interests	$14,143	$16,132	$10,390

[1] Represents the non-controlling interest allocation of the income of the Company's consolidated investment partnerships to its external investors.

On April 17, 2018, the Company's Board of Directors approved a quarterly dividend of $0.03 per share of its Class A common stock. The following dates apply to the dividend:

Record Date: May 1, 2018

Payment Date:      May 18, 2018

During the last twelve months, inclusive of the dividend noted above, the Company declared total dividends of $0.51 per share of its Class A common stock.

On April 19, 2018, the Company announced that its Board of Directors has approved an increase of $30.0 million in the aggregate amount authorized under the current program to repurchase the Company's outstanding Class A common stock and Class B units.  As of March 31, 2018, there was approximately $2.3 million remaining of the $20.0 million additional authorization announced by the Board of Directors on February 11, 2014.  The Company intends to use available cash on hand.  The objective of the program is to minimize dilution from compensatory stock- and unit-related issuances over the next several years.

The timing, number and value of common shares and units repurchased under the plan will be determined by management, in its discretion. The Company has no obligation to repurchase any common shares or units under the authorization, and the repurchase plan may be suspended, discontinued, or modified at any time, for any reason.

First Quarter 2018 Earnings Call Information

Pzena Investment Management, Inc. (NYSE: PZN) will hold a conference call to discuss the Company's financial results and outlook at 10:00 a.m. ET, Friday, April 20, 2018. The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of the Company's website, www.pzena.com.

Teleconference Instructions: To gain access to the conference call via telephone, U.S. callers should dial 844-378-6482; Canada callers should dial 855-669-9657; international callers should dial 412-317-5106. Please reference the Pzena Investment Management call.

Replay: The conference call will be available for replay through May 4, 2018, on the web using the information given above.

About Pzena Investment Management

Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements provide the Company’s current views, expectations, or forecasts of future events and performance, and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as filed with the SEC on March 9, 2018 and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Gary Bachman, 212-583-0225 or bachman@pzena.com.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	As of
	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS
Cash	$27,347	$63,414
Restricted Cash	1,021	1,017
Due from Broker	1,410	1,875
Advisory Fees Receivable	37,689	32,531
Investments	21,097	21,737
Prepaid Expenses and Other Assets	3,310	2,575
Deferred Tax Asset	38,294	39,639
Property and Equipment, Net of Accumulated
Depreciation of $3,313 and $3,063, respectively	6,004	6,259
TOTAL ASSETS	$136,172	$169,047

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$14,850	$31,983
Due to Broker	1,165	144
Liability to Selling and Converting Shareholders	36,441	36,441
Deferred Compensation Liability	1,200	918
Other Liabilities	316	272
TOTAL LIABILITIES	53,972	69,758

Equity:
Total Pzena Investment Management, Inc.'s Equity	26,131	32,304
Non-Controlling Interests	56,069	66,985
TOTAL EQUITY	82,200	99,289
TOTAL LIABILITIES AND EQUITY	$136,172	$169,047

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended
	March 31,
	2018	2017

REVENUE	$39,252	$32,044

EXPENSES
Compensation and Benefits Expense	16,174	15,622
General and Administrative Expense	3,155	3,325
TOTAL OPERATING EXPENSES	19,329	18,947
Operating Income	19,923	13,097

Other (Expense)/ Income	(50)	1,355

Income Before Taxes	19,873	14,452

Income Tax Expense	2,207	1,726
Consolidated Net Income	17,666	12,726

Less: Net Income Attributable to Non-Controlling Interests	14,143	10,390

Net Income Attributable to Pzena Investment Management, Inc.	$3,523	$2,336

Earnings per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:

Net Income for Basic Earnings per Share	$3,523	$2,336
Basic Earnings per Share	$0.20	$0.13
Basic Weighted Average Shares Outstanding	18,015,368	17,361,153

Net Income for Diluted Earnings per Share	$14,226	$8,704
Diluted Earnings per Share	$0.20	$0.12
Diluted Weighted Average Shares Outstanding	72,285,962	70,894,698